Exhibit 2

OI S.A.

CORPORATE TAXPAYER’S REGISTRY (CNPJ/MPF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 3330029520-8

CVM CODE 11312

PUBLICLY-HELD COMPANY

Management’s Proposal to be submitted for approval at the Extraordinary

General Meeting to be held on November 18, 2014, in compliance with CVM

Instruction no. 481/09.

Dear Shareholders:

The Management of Oi S.A. (the “Company”) hereby presents to its Shareholders the proposals related to the matters included in the Agenda of the Extraordinary General Meeting to be held on November 18, 2014, at 10:30 a.m., at the Company’s headquarters, in accordance to the Call Notice published on this date (the “Meeting”) and information relating to those matters:

(i) proposal for the reverse split of common shares and preferred shares issued by the Company, each in a 10 to 1 ratio, with the subsequent amendment to Section 5 of the Company’s By-laws.

The Company’s Management submits for the approval of the Company’s shareholders a proposal for the reverse split of the totality of the common and preferred shares issued by the Company, in accordance with Section 12 of Law no. 6,404/76 (“Lei das S.A.”), in a 10:1 ratio, so that each lot of ten shares of each class is grouped in one single share of the same class, common or preferred. Shares issued by the Company traded at the New York Stock Exchange (“NYSE”) in the form of American Depositary Shares (“ADSs”) will also be subject to the reverse split of shares, under the same ratio specified for the reverse split of the shares in Brazil, as a result of which the ADSs shall continue to be traded at the ratio of one ADS to one share.

The purpose of the reverse split proposal is to reduce volatility of the Company’s shares given the current low share price. The operation intends to protect the Company and its shareholders from the percentage fluctuations resulting from minor alterations in the price of shares and, at the same time, avoid shareholders, particularly foreign investment funds, being prevented from investing in shares of the Company due to the

Exhibit 2

trading price of the shares on the market. In addition, the reverse split proposal aims at meeting the minimum listing criteria of the NYSE, which require, among other things, that the average closing price of shares of listed companies be equal to or greater than US$1.00 per share over a consecutive 30-day trading period.

As a result of the reverse split, the current 2,861,553,190 common shares and 5,723,166,910 preferred shares shall come to be represented by 286,155,319 common shares and 572,316,691 preferred shares, respectively, with the subsequent amendment to Section 5 of the Company’s By-laws, in accordance with the terms included in Annex I to this proposal, including the source and justification for the amendment and the comparative version of the By-laws, showing the recommended alteration.

Procedure to be Adopted in Relation to the Fractions of Shares Resulting from the Reverse Split

Once the reverse split has been approved by the Meeting, there will be a 30–day period counted from the date of the publication of the notice to shareholders, to be published after the Meeting, during which shareholders of common shares or preferred shares that may be interested can adjust their shareholding position, by class, to obtain lots composed of multiples of ten shares, by trading on the São Paulo Stock Exchange (BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”).

After the 30-day period provided for the adjustment of the shareholding positions of the Company’s shareholders, any remaining fractions of shares resulting from the reverse split shall be separated from the whole shares, grouped in whole numbers, and sold at as many auctions as may be required, to be held in due time on the BM&FBOVESPA, and the resulting proceeds from the sales of the fractions of the shares shall be made available to the previous holders of such fractions after the financial settlement of the sales. Additional information regarding the timeline and conditions for the adjustment of the shareholding positions and the auction of the fractions of shares and distribution of the resulting proceeds shall be disclosed in due time.

(ii) Proposal to amend Section 5 of the Company’s By-laws to reflect the amendments approved at the Company’s Board of Directors Meetings held on April 28; April 30; May 5; June 18 and October 15, 2014.

The Company’s Management submits to the approval of the Company’s shareholders the proposal for the amendment to Section 5 of the Company’s By-laws, in accordance with the terms indicated in Annex I to the present proposal, including the source and justification for the amendment to the Bylaws and the comparative version with the current wording of the By-laws. The objective of the proposed amendment to Section 5 of the Company’s By-laws is to reflect the amendments in the capital stock and in the quantity of shares issued by the Company approved at the Company’s Board of Directors Meetings held on April 28; April 30; May 5; June 18 and October 15, 2014.

Exhibit 2

As a result of the amendments in the By-laws referred to in items (i) and (ii) of this Proposal, the Company’s By-laws shall read according to Annex II.

(iii) Proposal to elect new members to the Company’s Board of Directors in order to replace and complete the currently mandated term.

In compliance with article 150, of the Lei das S.A., the Company’s Board of Directors due to existing vacant positions in the Board of Directors approved the following appointments: (i) at a meeting held on May 21, 2014, Mr. Marcos Rocha de Araújo to occupy the vacant alternate member position to Mr. Carlos Augusto Borges; and (ii) at a meeting held on October 15, 2014, Mr. Rafael Luís Mora Funes as an effective member, with Mr. João Manuel de Melo Franco serving as his alternate; and Mr. Pedro Guimarães e Melo de Oliveira Guterres to occupy the vacant alternate member position to Mr. Shakhaf Wine. Accordingly, in order to complement the terms until the Company’s Annual General Meeting to be held in 2016, the Company’s Board of Directors proposes the election of Mr. Marcos Rocha de Araújo to occupy the vacant alternate member position to Mr. Carlos Augusto Borges; Mr. Rafael Luís Mora Funes as an effective member, with Mr. João Manuel de Melo Franco serving as his alternate; and Mr. Pedro Guimarães e Melo de Oliveira Guterres to occupy the vacant alternate member position to Mr. Shakhaf Wine, with the ratification of the referred appointments.

Subsequent to the approval of the foregoing proposal, the Company’s Board of Directors will be composed as follows:

Effective Members	Alternate Members
José Mauro Mettrau Carneiro da Cunha	José Augusto da Gama Figueira
Armando Galhardo Nunes Guerra Junior	Paulo Márcio de Oliveira Monteiro
Sergio Franklin Quintella	Bruno Gonçalves Siqueira
Renato Torres de Faria	Carlos Fernando Horta Bretas
Rafael Cardoso Cordeiro	André Sant`Anna Valladares de Andrade
Alexandre Jereissati Legey	Carlos Francisco Ribeiro Jereissati
Carlos Jereissati	Cristina Anne Betts
Fernando Magalhães Portella	Sérgio Bernstein
Cristiano Yazbek Pereira	Erika Jereissati Zullo
Shakhaf Wine	Pedro Guimarães e Melo de Oliveira Guterres
Rafael Luís Mora Funes	João Manuel de Mello Franco
Fernando Marques dos Santos	Laura Bedeschi Rego de Mattos
José Valdir Ribeiro dos Reis	Luciana Freitas Rodrigues
Marcelo Almeida de Souza	Ricardo Berretta Pavie
Carlos Augusto Borges	Marcos Rocha de Araújo

Exhibit 2

In conformity with items 12.6 and 12.10 of the Company’s Reference Form and the terms of CVM Instruction No. 481/09, information related the professional experience of the prospective members to the Company’s Board of Directors is available in Annex III of this Proposal.

Chairman of the Board of Directors

Oi S.A.

Exhibit 2

Annex I

Source and Justification of the Proposed Amendment to the Bylaws

Original wording	Proposed wording	Purpose of the Amendment
Article 5º - The subscribed capital stock, totally paid off, is of R$7.471.208.836,63 (seven billion, four hundred and seventy one million, two hundred and eight thousand, eight hundred and thirty-six reais and sixty three centavos), represented by 1,797,086,404 (one billion, seven hundred ninety-seven million, eighty-six thousand, four hundred and four) shares, of which 599,008,629 (five hundred ninety-nine million, eight thousand, six-hundred twenty-nine) are common shares and 1,198,077,775 (one billion, one hundred ninety-eight million, seventy-seven thousand, seven hundred seventy-five) are preferred shares, all nominative shares, with no par value.

Art. 5º - The subscribed capital stock, totally paid off, is of R$ ~~7.471.208.836,63 (seven billion, four hundred and seventy one million, two hundred and eight thousand, eight hundred and thirty-six reais and sixty three centavos)~~ 21,438,220,154.00 (twenty one billion, four hundred thirty-eight million, two hundred and twenty thousand, one hundred fifty-four reais), represented by ~~1,797,086,404 (one billion, seven hundred ninety-seven million, eighty-six thousand, four hundred and four)~~ 858,472,010 (eight hundred fifty-eight million, four hundred seventy-two thousand ten) shares, of which ~~599,008,629 (five hundred ninety-nine million, eight thousand, six-hundred twenty-nine)~~ 286,155,319 (two hundred eighty-six million, one hundred fifty-five thousand, three hundred nineteen) are common shares and ~~1,198,077,775 (one billion, one hundred ninety-eight million, seventy-seven thousand, seven hundred seventy-five)~~ 572,316,691 (five hundred seventy-two million, three hundred and sixteen thousand, six hundred ninety-one) are preferred shares, all nominative shares, with no par value.

The objective of the proposed amendments is to reflect (i) the proposal of the reverse split of the common and preferred shares issued by the Company, in a 10 to 1 ratio, and (ii) the increases in the Company’s capital stock, with the respective issues of shares, approved by the Board of Directors, within the limit of the authorized capital, at the meetings held on April 28; April 30; May 5 and June 18, 2014, as well as (iii) the cancellation of the shares issued by the Company, that were held in treasury, approved by the Board of Directors at a meeting held on October 15, 2014.

Exhibit 2

Annex II

OI S.A.

Corporate Taxpayer’s Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

BY-LAWS

CHAPTER I

LEGAL SYSTEM

Article 1 - Oi S.A. is a publicly held company, which is governed by the present By-Laws and applicable legislation.

Sole Paragraph - Once the Company is admitted to the Level 1 Corporate Governance Listing Segment of the São Paulo Stock Exchange (BM&F/BOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”), the Company, its shareholders, Management and members of its Fiscal Council, when installed, will be subject to the provisions of the Regulations of the Level 1 Corporate Governance Listing Segment of the BM&FBOVESPA (the “Level 1 Listing Regulations”).

Article 2 - The object of the Company is to offer telecommunications services and all activities required or useful for the operation of these services, in conformity with concessions, authorizations and permits:

Sole Paragraph - In the achievement of its object, the Company may include goods and rights of third parties in its assets, as well as:

I. participate in the capital of other companies;

II. organize fully-owned subsidiaries for the performance of the activities comprised in its object, which are recommended to be decentralized;

III. perform or promote the importation of goods and services that are necessary for the execution of the activities comprised in its object;

IV. render technical assistance services to other telecommunications companies, performing activities of common interest;

V. perform study and research activities seeking to develop the telecommunications sector;

VI. sign contracts and agreements with other telecommunications service companies or any person or entity, seeking to assure the operation of the services, with no loss of its attributions and responsibilities; and

VII. exert other activities related or correlated to the Company’s social object.

Article 3 - The Company’s headquarters is in the City of Rio de Janeiro, State of Rio de Janeiro, and may, by decision of its Board of Executive Officers, in compliance with article 32, create and close branches and offices at any point in the areas it operates.

Article 4 - The duration term of the Company is undetermined.

Exhibit 2

CHAPTER II

CAPITAL STOCK

Article 5 - The subscribed capital stock, totally paid off, is of R$ ~~7.471.208.836,63 (seven billion, four hundred and seventy one million, two hundred and eight thousand, eight hundred and thirty-six reais and sixty three centavos)~~ 21,438,220,154.00 (twenty-one billion, four hundred thirty-eight million, two hundred twenty thousand, one hundred fifty-four reais), represented by ~~1,797,086,404 (one billion, seven hundred ninety-seven million, eighty-six thousand, four hundred and four)~~ 858,472,010 (eight hundred fifty-eight thousand, four hundred seventy-two thousand, ten) shares, of which ~~599,008,629 (five hundred ninety-nine million, eight thousand, six-hundred twenty-nine)~~ 286,155,319 (two hundred eighty-six million, one hundred fifty-five thousand, three hundred nineteen) are common shares and ~~1,198,077,775 (one billion, one hundred ninety-eight million, seventy-seven thousand, seven hundred seventy-five)~~ 572,316,691 (five hundred seventy-two million, three hundred sixteen thousand, six hundred ninety-one) are preferred shares, all nominative shares, with no par value.

Article 6 - The Company is authorized to increase its capital stock with common or preferred shares, upon the resolution of the Board of Directors, up to the value of R$34,038,701,741.49 (thirty-four billion, thirty-eight million, seven hundred and one thousand, seven hundred and forty-one point forty-nine), subject to the legal limit of 2/3 (two thirds) of the share capital without the right to vote in the case of preferred shares without this right.

Article 7 - Through the resolution of the Shareholders’ Meeting or of the Board of Directors, the capital of the Company’s capital stock may be increased by the capitalization of accumulated profit or by reserves formerly made for this purpose by the Shareholders’ Meeting.

1st Paragraph - The capitalization shall be made with no alteration to the number of shares.

2nd Paragraph - The balance of reserves under 1% (one percent) of capital stock may not be capitalized.

Article 8 - The capital stock is represented by common and preferred shares, with no par value, and there is no requirement that the shares keep its proportion in capital increases.

Article 9 - Through resolution of the Shareholders’ Meeting or of the Board of Directors, the preferential rights for the subscription of shares, issuance of bonds or convertible debentures into shares, in the cases predicted in article 172 of the Corporate Law, may be excluded.

CHAPTER III

SHARES

Article 10 - The capital stock is represented by common nominal and preferred nominal shares and with no par value.

Article 11 - Each common share corresponds to the right for one vote at the deliberations of the Shareholders’ Meeting.

Article 12 - The preferred shares have no right to vote, being assured priority in the payment of the minimum and non cumulative dividend of 6% (six percent) per year of the value of the division of the capital stock by the total number of shares of the Company or 3% (three percent) per year of the book value of shareholders’ equity divided by the total number of shares of the Company, whichever is higher.

1st Paragraph - The preferred shares of the Company shall be granted the right to vote, through separate voting, in the decisions related to the hiring of foreign entities linked to the controlling shareholders, in the specific cases of management service agreements, including technical assistance, in accordance with the terms of the caption of this article.

Exhibit 2

2nd Paragraph - The preferred shares of the Company shall be granted the right to vote in the decisions related to employment of foreign entities linked to the controlling shareholders, in terms of management services, including technical assistance, and with values that shall not exceed the following percentages of annual sales for the Fixed Switched Telephone Service of the Telecommunication Transport Network and the Mobile Highway Telephone Service, tax and contributions deducted: (i)1% (one percent) a year, up to December 31, 2000; (ii)0.5% (zero point five percent) a year, from January 1, 2001 to December 31, 2002; and (iii) 0.2% (zero point two percent) a year, as of January 1, 2003, in compliance with the terms of the caption of this article.

3rd Paragraph - The preferred shares shall acquire the right to vote if the Company omits to pay the minimum dividends for 3 (three) consecutive years to its bearers, in accordance with the terms of the caput of this article.

Article 13 - The shares of the Company are subscribed, and are kept at a deposit account at a financial institution in the name of the bearers, with no issuance of certificates.

CHAPTER IV

SHAREHOLDERS’ MEETING

Article 14 - The Shareholders’ Meeting is the governing entity of the Company, with powers to deliberate over all the business regarding the Company’s social object and to take the measures it deems necessary for its protection and development.

Article 15 - Besides the attributions set forth by law, the Shareholders’ Meeting is responsible for setting the global remuneration of the members of the Board of Directors and Board of Executive Officers and the individual remuneration of the members of the Audit Committee.

Article 16 - The Shareholders’ Meeting is summoned by the Board of Directors, or in the form predicted in the Sole Paragraph of Article 123 of Law nr. 6,404/76. Whenever the Board of Directors summons a Shareholders’ Meeting, it is up to the Chairman to co-substantiate the act.

Article 17 - The Shareholders’ Meeting is instated by the President of the Company or, in his absence or due to his impediment, by any Officer, or also, by attorney-in-fact duly invested of specific powers for this purpose. The Meeting shall be presided by the Chairman of the Board of Directors, who is also responsible for choosing the secretary. In the absence of the Chairman of the Board of Directors, the Assembly shall be presided by the Company’s Chief Executive Officer, and, in case of impediment, by any Officer. In the case of absence and/or impediment of any officers, as predicted in the terms of this article, the meeting must elect the chairman of the board and the respective secretary.

Article 18 - The discussions and deliberations of the Shareholders’ Meeting shall be written in the book of minutes, signed by the members of the board and by the shareholders present, which represent, at least, the majority required for the deliberations assumed.

1st Paragraph - The minutes may be drafted in summarized form, including manifestations and protests.

2nd Paragraph - Except for counter deliberations of the Meeting, the minutes shall be published with omission of the signatures of the shareholders.

Article 19 - Annually, in the four first months subsequent to the end of the fiscal year, the Shareholders’ Meeting will meet, ordinarily, to:

I. take the accounts of the administrators, examine, discuss and vote over the financial statements;

II. deliberate about the destination of the net profit of the year and the distribution of dividends; and

III. elect the members of the Audit Committee and, whenever the case, the members of the Board of Directors.

Exhibit 2

Article 20 - The Shareholders’ Meeting shall meet, extraordinarily, whenever the interests of the Company require so.

CHAPTER V

COMPANY’S MANAGEMENT

Section I

General Rules

Article 21 - The Company’s Management is exercised by the Board of Directors and by the Board of Executive Officers.

1st Paragraph - The Board of Directors, collegiate organ, executes the Company’s top administration.

2nd Paragraph - The Board of Executive Officers is the organ which represents the executive administration of the Company, with attributions provided for in the present By-Laws.

3rd Paragraph - The attributions and powers granted by law to each of the administrative organs may not be granted to any other organ.

4th Paragraph - One person may not simultaneously hold the positions of Chairman of the Board of Directors and Chief Executive Officer or principal executive of the Company.

Article 22 - The administrators take office at the writing of the terms into the Book of Minutes of the Meetings of the Board of Directors or of the Board of Executive Officers, according to the case.

Sole Paragraph - Once the Company is admitted to the Level 1 Corporate Governance Listing Segment of the BM&FBOVESPA, the tenure of the members of the Board of Directors and Board of Executive Officers will be conditioned on such members signing a Term of Consent (Termo de Anuência dos Administradores) in accordance with the Level 1 Listing Regulations and complying with applicable legal requirements.

Article 23 - The members of the Board of Directors will be elected at General Shareholders’ Meetings, each for a term of 2 (two) years, and may be reelected. The term of each member of the Board of Executive Officers is 2 (two years), with reelection permitted.

Sole Paragraph - The mandate of the administrators is considered to run until their successors come into power.

Section II

Board of Directors

Article 24 - Besides the attributions predicted by law, the Board of Directors is responsible for:

I. approving the annual budget of the Company, as well as of its controlled companies, along with the objective and business strategy plan predicted for the period the budget is in effect;

II. deliberating on the capital increase of the Company up to the limit of the authorized capital, as well as deliberating on the issue of stock or subscription bonus, including the exclusion of the preferential right of the shareholders, setting the issue and placement conditions of the stock or subscription bonus;

III. authorizing the issue of commercial papers for public subscription;

IV. authorizing the issuance of the debentures convertible into shares, within the limit of the authorized capital, in compliance with the 2nd paragraph in article 59 of Law no. 6,404/76;

Exhibit 2

V. authorizing the sale of debentures, including those convertible into shares, issued by the Company held by the treasury;

VI. authorizing the acquisition of Company issued shares, for the purpose of cancellation or continuation in the treasury and subsequent sale;

VII. approving the making of investments and disinvestments in the capital of other companies, in amounts greater than the Board of Executive Officers’ area of authority;

VIII. authorizing the sale or burden of goods which integrate the Company’s permanent assets, with individual value greater than the Board of Executive Officers’ area of authority;

IX. authorizing the acquisition of goods for the permanent assets or the execution of contracts, with individual value greater than the Board of Executive Officers’ area of authority;

X. within the limit of authorized capital, approving the grant for the option of the purchase of stock to its managers, employees and to individuals who render services to the Company or to the controlled companies.

XI. authorizing the Company to grant real or fiduciary collateral in favor of third parties, in amounts greater than the Board of Executive Officers’ area of authority;

XII. approving the Company’s sponsoring policies, as well as authorizing the practice of gratuitous acts, for the benefit of the employees or of the community, in light of the Company’s corporate responsibilities, provided that, in the case of rendering of guarantees to employees being transferred and/or relocated interstate and/or inter-city does not require previous approval from the Board of Directors;

XIII. providing for the Board of Executive Officers’ area of authority in respect of the acquisition, disposal or burdening of the assets forming the Company’s permanent assets, the granting of collateral in general, execution of contracts, making of investments and disinvestments, waiver of rights and transactions of any kind, taking of loans and financings, lease agreements and issuance of promissory notes (with the exception of the hypothesis of item III of this article);

XIV. authorizing investments in new businesses or the creation of subsidiaries;

XV. deliberating on the approval of a “Depositary Receipt” program issued by the Company;

XVI. authorizing the Company to celebrate, alter or cancel Shareholders Agreements;

XVII. approving the Internal Regulation of the Board of Directors;

XVIII. approving the proposal of the Board regarding the Company’s Regulation with its respective organizational structure, including the competence and attributions of the Company’s officers;

XIX. electing and dismissing, at any moment, the Company’s Officers, including the Chief Executive Officer, assigning attributions to them, in compliance with the provisions of this bylaw;

XX. dividing the global remuneration amount, set by the Shareholders’ Meeting, between the Council members and the Company’s officers, setting their individual remuneration;

XXI. performing other activities which may be appointed by the Shareholders’ Meeting;

XXII. oversee that the Company, during the licensing term and its renewal, bind itself to assuring the effective existence, on national territory, of centers for deliberation and implementation of strategic, management and technical decisions involved in the accomplishment of the License Agreement of the Public Switched Telephone Network (PSTN), the Authorization Term for Telecommunication Transport Network Service, the Authorization Term for Mobile Highway Telephone Service, and also making this obligation reflect on the composition and the decision making procedures of its management organs;

Exhibit 2

XXIII. creating technical and consulting committees to provide assistance to the Company, whether or not permanent, whenever this shall be deemed necessary, the attributions of which shall be established by means of specific regiments; and

XXIV. choosing, removing and deciding on the remuneration of the independent auditors.

1st Paragraph - In each fiscal year, at the first meeting following the convening of the Shareholders General Meeting, the Board of Directors shall discuss and review the Board of Executive Officers’ areas of authority, in accordance with the attributions provided for in this article.

2nd Paragraph - The Board of Directors if prohibited from effecting modifications in the Board of Executive Officers’ areas of authority in periods of time of less than six months.

3rd Paragraph - In any of the hypothesis contemplated by item XIII of this Article 24, in which the value of the act or contract shall be of less than five million Reais (updated annually by the variation of the IGP-M, as from April 10, 2007), the provisions of Article 31 of these By-Laws shall apply, and collegiate resolution by the Board of Executive Officers shall not be required.

Article 25 - The Board of Directors is comprised of up to 17 (seventeen) effective members and an equivalent number of alternate members.

1st Paragraph - The members of the Board of Directors and their respective alternate members are elected by the Shareholders’ Meeting and the Board of Directors should name, among its members, its Chairman.

2nd Paragraph - The holders of preferred shares shall be granted the right, through separate voting, to elect a member of the Board of Directors and its respective alternate.

3rd Paragraph - The alteration of the terms set forth in Paragraph 2 of this article depends on the approval, in separate, of the holders of preferred shares.

4th Paragraph - The Company’s Internal Audit shall be subordinated to the Board of Directors.

Article 26 - The effective Board of Directors’ members will be replaced by its alternate member in case of absence, impediment or vacancy.

Sole Paragraph - In case of vacancy in a position of effective member and if the respective alternate member does not replace the effective member, Art. 150 of Law 6.404/76 shall be applied.

Article 27 - The Board of Directors will meet ordinarily once every calendar month and, extraordinarily, upon calls made by its Chairman or by 2 (two) Board members, and minutes of the Meetings shall be drawn up.

1st Paragraph - The calls shall be made by letter, telegram, fax or email delivered at least 5 (five) business days in advance, and the notice must contain the agenda of the meeting.

2nd Paragraph - The members of the Board of Directors may participate in the board meetings by means of conference calls, videoconference, or by any other means allowing all Directors to see and/or hear one another and, in this case, they shall be deemed as having attended the meeting, and the corresponding Minutes shall be drawn up and signed by all presents until the next meeting.

Article 28 - The Board of Directors shall deliberate by absolute majority of votes, with the presence of the majority of its members, and it is Board’s Chairman decision, when necessary, to remit the proceedings that co-substantiate such deliberations.

Article 28-A - The following shall not be elected to the Board of Directors (i) those who occupy positions in companies that are considered competitors in the market, in particular, in advisory committees, board of directors or fiscal council; or (ii) have interests which conflict with those of the Company.

Exhibit 2

Section III

Board of Executive Officers

Article 29 - The Board of Executive Officers is comprised of a minimum of 2 (two) and a maximum of 10 (ten) members elected by the Board of Directors, being that the positions of Chief Executive Officer and Chief Financial Officer shall always be filled, and the remaining Officers shall be without specific designation.

1st Paragraph - The Board of Executive Officers will make decisions as a group, except for those relating to the members’ individual functions, in accordance with the provisions of these Bylaws.

2nd Paragraph - The Officers are responsible for complying and causing the compliance with the present By-Laws, the resolutions taken by Shareholders’ Meetings, the Board of Directors and the Meetings of the Board of Directors (“RCA”), as well as the practice of all acts that shall be necessary for the regular conduction of the Company’ affairs.

3rd Paragraph - The Chief Executive Officer shall be responsible for:

I - submitting to the Board of Directors the proposals approved in RCAs, when applicable;

II - keeping the members of the Board of Directors informed of the Company’s activities and the status of the Company’s affairs and corporate business;

III - directing and coordinating the acting of the remainder Officers; and

IV - exercising other duties conferred upon him by the Board of Directors.

4th Paragraph - The remainder Officers shall be responsible for assisting and helping the Chief Executive Officer in the management of the Company’s business and, under the direction and coordination of the Chief Executive Officer, exercising the duties conferred upon them by the Board of Directors.

5th Paragraph - The office of Investors’ Relations Officer, whether or not exercised in combination with other duties, will be held by the Officer appointed by the Board of Directors when electing the Board of Executive Officers. The aforesaid office shall be occupied at all times

Article 30 - In the absences and temporary impediments of the Chief Executive Officer, he shall be replaced by any Officer he designates.

1st Paragraph - In cases of simultaneous absences and temporary impediments of the Chief Executive Officer and of his self-designated replacement, the functions of the Chief Executive Officer shall be exercised by another Officer appointed by the absent or impeded Officer who has been replacing the Chief Executive Office as described in the preamble to this article.

2nd Paragraph - All other Officers will be replaced, In cases of absences and temporary impediments, by another Officer appointed by the Board of Executive Officers.

Article 30A - In case that the positions of Chief Executive Officer, Chief Financial Officer or Investor Relations Officer are vacant, and until the Board of Directors acts accordingly, the functions relating to such positions shall be exercised by an Officer designated by the Board of Executive Officers.

Article 31 - Subject to the provisions contained in these By-Laws, the Company shall be bound by: (i) the joint signature of 2 (two) Officers, (ii) the signature of 1 (one) Officer in combination with an attorney-in-fact; or (iii) the joint signature of 2 (two) attorneys-in-fact, invested with specific powers. Services of process and judicial or extra-judicial notifications shall be served to the Director designated by the Board of Directors or the attorney-in-fact appointed pursuant to the provisions of this Article.

Sole Paragraph - The tools of the mandate granted by the Company, which shall be signed jointly by 2 (two) Directors, must specify the powers granted and, with exception to those used for legal purposes, will have the maximum validity period of 1 (one) year.

Exhibit 2

Article 32 - It is incumbent upon the members of the Board of Executive Officers, as a collegiate body:

I - to comply and cause the compliance with the general guidelines of the Company’s business established by the Board of Directors;

II - to elaborate and propose to the Board of Directors general human resources policies for the Company, and to comply with the approved policies;

III - to resolve on the organizational structure of the Company;

IV - to elaborate and propose to the Board of Directors, on an annual basis, the strategic guidelines and the Company’s strategic plan, and to execute the strategic plan as approved;

V - to elaborate and propose to the Board of Directors the Company’s annual and multi-annual budgets, and to execute the budgets as approved;

VI - to elaborate and propose to the Board of Directors the Company’s financial policies, and to execute the policies as approved;

VII - In each fiscal year, to prepare the Annual Managerial Report, the Financial Statements, the proposal for allocation of net profits of the period and the distribution of dividends, to be submitted to the approval of the Board of Directors, and subsequently of the Shareholders’ Meeting;

VIII - to authorize the execution of contracts, agreements and conventions constituting burdens, liabilities or commitments to the Company, being authorized in this connection to establish rules and delegate powers and authorizations, in accordance with the Board of Executive Officers’ area of authority established by the Board of Directors;

IX - to manage equity interests held in other controlled and affiliated companies subject to the guidelines fixed by the Board of Directors; and

X - to established, subject to the limits of the Board of Executive Officers’ area of authority as established by the Board of Directors, the areas of authority along the hierarchic chain of the Company’s administrative structure.

XI - create and extinguish branches and offices in any area in which the Company operates.

1st Paragraph - The Chief Executive Officer shall be responsible for calling, ex officio or at the request of two or more Officers, and presiding over the meetings of the Board of Executive Officers.

2nd Paragraph - The quorum for convening a Board of Executive Officers meeting shall be the majority of its acting members and the resolutions shall be taken by the affirmative vote of the majority of Officers attending the meeting, and Minutes of these meetings shall be drawn up.

3rd Paragraph - In the absence of the Chief Executive Officer, the Officer appointed pursuant to the provisions of Article 30 of these By-Laws shall preside over the Board of Executive Officers meeting, and the accumulation of votes shall not be permitted.

CHAPTER VI

FISCAL COUNCIL

Article 33 - The Fiscal Council is the entity which inspects Company’s management, and must act permanently.

Article 34 - The Fiscal Council shall be comprised of 3 (three) to 5 (five) effective members and similar number of alternate members.

1st Paragraph - The mandate of the Fiscal Council members ends at the first Annual Shareholders’ Meeting subsequent to the respective election, with reelection being allowed. The Council members shall remain in their positions until their successors take over.

Exhibit 2

2nd Paragraph - The Fiscal Council members, at their first Meeting, will elect their Chairman, who will be in charge of remitting the deliberations of the body.

3rd Paragraph - The Fiscal Council may request that the Company appoint qualified personnel to act as secretary and render technical assistance.

Article 35 - The Fiscal Council shall meet, ordinarily, once every month and, extraordinarily, when required.

1st Paragraph - The Meetings are summoned by the Chairman of the Fiscal Council or by 2 (two) members of the Fiscal Council.

2nd Paragraph - The Fiscal Council deliberates by majority of votes, with the presence of the majority of its members.

3rd Paragraph - The members of the Audit Committee may participate in the meetings of that body by means of conference calls, videoconference, or by any other means allowing all members to see and/or hear one another and, in this case, they shall be deemed as having attended the meeting, and the corresponding Minutes shall be drawn up and signed by all presents until the next meeting.

Article 36 - The effective members of the Fiscal Council are replaced, in their absence or impediment, by their respective alternate member.

Article 37 - If a member of the Fiscal Council is absent, without just cause, to 2 (two) consecutive Assemblies or 3 (three) interspersed ones, during a corporate year, his position is declared vacant, except in the cases of death, resignation, destitution and other terms set forth by law.

Sole Paragraph - In case there is a vacancy for an effective member’s position in the Fiscal Council and if the alternate member does not replace the effective member, the Fiscal Council shall meet to elect a replacement.

CHAPTER VII

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 38 - The fiscal year coincides with the calendar year.

Article 39 - At the end of each year, the Board of Executive Officers will prepare the Balance Sheet and all other financial statements required by law.

Article 40 - The Board of Directors shall present in the Shareholders’ Meeting, in combination with the financial statements, the proposal for the destination of the net profit of the period, as set forth by the dispositions of this By-Laws and the law.

Sole Paragraph - 25% (twenty-five percent) of the adjusted net earnings shall be mandatorily distributed with dividends, in the manner set forth in the following article.

Article 41 - The dividends shall be paid first to the preferred shares holders up to the limit of preference, following, the of the common shares holders shall be paid up to the limit of preference; the balance shall be apportioned for all the shares, in equal conditions.

Sole Paragraph - Except when stated otherwise by the General Meeting, the dividends shall be paid “pro rata die”, subsequent to the realization of capital.

Exhibit 2

Article 42 - After the payment of the minimum required dividend, a Shareholders’ Meeting will decide about the destination of the remaining balance of the net profit of the period, which, by proposal of the management, may be used in the proportion in which they are to be deliberated, as: (i) supplementary dividend payment to the shareholders; (ii) transfer to the following year, as accumulated earnings, as long as duly justified by the managers to finance the investment plan predicted in the budget of capital.

Article 43 - The Company may, by deliberation of the Board of Directors, pay or credit, in dividends, interests on shareholders’ equity, in compliance with article 9 of Law 9,249, on 12/26/95. The interests will be compensated with the amount of the minimum required dividend due in the fiscal year to the holders of both common and preferred shares.

1st Paragraph - Dividends and interests on own capital contemplated in the caput hereof shall be paid at the times and in the manner indicated by the Board of Executive Officers, reverting to the benefit of the Company the dividends that shall remain unclaimed 3 (three) years after the date of commencement of the payment.

2nd Paragraph - The Board of Directors may authorize the Board of Executive Officers to resolve on the matter addressed in the preamble to the present article.

Article 44 - The Company, by deliberation of the Board of Directors, may, in accordance with legal limitations: (i) provide balance sheets every 6 (six) months or less and, based on it, declare dividends; and (ii) declare intermediary dividends on account of accumulated earnings or of reserves of the existing profits in the last annual or half-yearly balance sheet.

Article 45 - The Company may, by deliberation of Shareholders’ Meeting, provided the legal limits and according to the provisions of the Brazilian Corporation Law, attribute profit participation to its managers and employees.

Sole Paragraph - The Company may, by deliberation of the Board of Directors, attribute profit participation to its employees, in accordance with Law No. 10,101/2000.

CHAPTER VIII

LIQUIDATION OF THE COMPANY

Article 46 - The Company will be dissolved, entering in liquidation, in the cases predicted in law or through deliberation of the Shareholders’ Meeting, which will determine the manner of settlement and will elect the liquidator and the Fiscal Council for the liquidation period, establishing the respective fees.

Article 47 - The Company’s corporate entities shall, within the scope of their attributions, use all the provisions required to prevent the company from being impeded, in relation to the breach of the provisions of article 68 of Law No. 9.472, of 07/16/97, and its regulation, from exploring directly or indirectly telecommunication service concessions or licenses.

*******

Exhibit 2

Annex III

Article 10 of CVM Instruction no. 481/09

Item 12.6 to 12.10 of the Reference Form (Formulário de Referência)

(additional information related to the proposal for the election of the members of the Management)

The Management submits to the Extraordinary General Meeting to be held on November 18, 2014 the following appointments to compose the Board of Directors, in substitution and complementation of mandate, up to the Company’s Annual General Meeting to be held in 2016:

12.6 -

Members appointed to the Board of Directors:

Name	Age	Position to be occupied	Date of Election	Term of Mandate	Other Positions and Activities Performed at the Issuer
Rafael Luís Mora Funes	49	Sitting Member of the Board of Directors	Extraordinary General Meeting to be held on November 18, 2014	Until the 2016 Annual General Meeting	N/A

Individual Taxpayer’s Registry Document (CPF)	Profession	Appointed by the Controlling Shareholder	Date of Investiture
233.678.448-37	Business Administrator	Yes	October 15, 2014

Name	Age	Position to be occupied	Date of Election	Term of Mandate	Other Positions and Activities Performed at the Issuer
Pedro Guimarães e Melo de Oliveira Guterres	39	Alternate Member of the Board of Directors	Extraordinary General Meeting to be held on November 18, 2014	Until the 2016 Annual General Meeting	N/A

Individual Taxpayer’s Registry Document (CPF)	Profession	Appointed by the Controlling Shareholder	Date of Investiture
234.716.148-26	Economist	Yes	October 15, 2014

Name	Age	Position to be occupied	Date of Election	Term of Mandate	Other Positions and Activities Performed at the Issuer
Marcos Rocha de Araújo	47	Alternate Member of the Board of Directors	Extraordinary General Meeting to be held on November 18, 2014	Until the 2016 Annual General Meeting	N/A

Individual Taxpayer’s Registry Document (CPF)	Profession	Appointed by the Controlling Shareholder	Date of Investiture
381.655.501-72	Economist	Yes	May 21, 2014

Exhibit 2

Fiscal Council:

Non-applicable, since there will be no alterations in its composition.

12.7 - There will be no election of new members to the statutory committees, nor to the audit, risk, financial and compensation committees.

12.8 - Resumes of those appointed by the Controlling Shareholder for election as members of the Company’s Board of Directors:

Company’s Board of Directors

Rafael Luís Mora Funes

Born on June 20, 1964, Mr. Funes is Chairman of the Board of Directors and the Executive Board of Realtime Corporation (formerly BrzTech) since 2011; a reference Brazilian player in the technology market, he is responsible for the development of the innovative technology RealTime. Mr. Funes is also Vice-Chairman of the Board of Directors and the Executive Committee of Ongoing Strategy Investments, since 2006, a multinational company with multiple interests, though with a priority focus on the telecommunications, media and technology sectors (TMT). Born in Granada, Spain, holds a Bachelor degree in Economy and Management from the University of Málaga and began his career in 1985, at Andersen Consulting (currently Accenture), where he became the partner responsible for the areas of Strategy and Change Management. In 1995, founded, with Nuno Vasconcelos, the Portuguese division of the multinational Heidrick & Struggles, a company dedicated to Talent Management, Executive Search, Leadership and Consultancy in Corporate Governance. Since 2007, Mr. Funes is a manager of Portugal Telecom, leader of the Portuguese telecommunications market, and of which Ongoing is the second largest shareholder.

Pedro Guimarães e Melo de Oliveira Guterres

Born on November 7, 1975, Mr. Guterres is an senior manager at Telemar Participações S.A. appointed on May 2011; executive manager of Portugal Telecom Investimentos Internacionais, appointed in 2011; member of the Board of Directors of Medi Telecom since 2008; member of the Board of Directors of Previsão-Sociedade Gestora de Fundo de Pensões, S.A. since 2009; and Planning and Control Manager of PT Comunicações S.A. from 2007 to 2008; Planning and Control Manager of PT Multimedia between 2003 to 2007; and Business Development Manager of Portugal Telecom S.G.P.S., S.A., between 2000 and 2003. Before joining the Portugal Telecom Group, Mr. Guterres served at Merryl Lynch Investment Banking between 1997 and 2000. Mr. Guterres holds a Bachelor’s degree in Economy from the University Nova Lisboa, from 1997.

Marcos Rocha de Araújo

Born on October 4, 1967, Mr. Araújo holds a Bachelor’s degree in Economy and serves as a specialist at the Shareholders’ Interests Management at the Foundation of the Federal Economy Workers in Brasília, Federal District (Fundação dos Economiários Federais em Brasília-DF), or FUNCEF, since February

Exhibit 2

2010. Mr. Araújo’s activities include the analysis and surveillance of mergers and acquisitions, investment funds in shareholders ‘interests (Private Equity and Venture Capital). Mr. Araújo was a member of the Fiscal Council of América Latina Logística - ALL, the Fiscal Council of Tele Norte Celular Participações S.A., the Board of Directors of TG Participações S.A., the Board of Directors of Brasil Ferrovias S.A., the Board of Directors of Bahema S.A., and the Board of Directors of Brasil Telecom S.A. (former denomination of the Company). He served as analyst at FUNCEF’s investment analysis management, having acquired experience in the areas of capital markets, credit risk, structured operations, valuation of companies and finance. Mr. Araújo also worked for fifteen years at the Investment Department of the Brazilian Central Bank Foundation (Fundação Banco Central de Previdência Privada), or Centrus. Marcos Rocha de Araújo, in the last five years, was not subject to criminal sentencing or punishment in any administrative proceeding before the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) or final and non-appealable sentencing in the legal or administrative jurisdictions, that would have had a suspension or non-habilitation effect on his performance of any professional or commercial activity.

Fiscal Council

Non-applicable, since there will be no alteration in its composition.

Negative Statement of Condemnatory Events:

All the above mentioned Directors appointed for the election declare that, for all due purposes, in the last five years, were not subject to criminal sentencing or punishment in any administrative proceeding before the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) or final and non-appealable sentencing in the legal or administrative levels, that would have had a suspension or non-habilitation effect for the execution of any professional or commercial activity.

12.9 - Marital Relationship, Stable Union or Family Relationship

No marital relationship, stable union or family relationship up to second degree exists between the appointed members and (i) Company directors, directors of companies directly or indirectly controlled by the Company; (ii) direct or indirect controllers of the Company; and (iii) directors of the companies directly and indirectly controlled by the Company.

12.10 - Subordination relationships, render of service or control between directors and controlled companies, controllers and others:

Director of Issuer

Name	CPF/CNPJ	Type of relationship of the Director with the related person	Type of Related Person	Position/Activity
Rafael Luís Mora Funes	233.678.448-37	Subordination	Indirect controlling company	Effective Member of the Board of Directors

Exhibit 2

Related Person

Company	CPF/CNPJ	Position/Activity
Portugal Telecom SGPS, S.A.	N/A	Effective Member of the Board of Directors

Name	CPF/CNPJ	Type of relationship of the Director with the related person	Type of Related Person	Position/Activity
Pedro Guimarães e Melo de Oliveira Guterres	234.716.148-26	Subordination	Controlling company	Alternate Member of the Board of Directors
Related Person
Company	CPF/CNPJ	Position/Activity
Telemar Participações S.A.	02.107.946/0001-87	Officer

Name	CPF/CNPJ	Type of relationship of the Director with the related person	Type of Related Person	Position/Activity
Pedro Guimarães e Melo de Oliveira Guterres	234.716.148-26	Subordination	Indirect Controlling Company	Alternate Member of the Board of Directors
Related Person
Company	CPF/CNPJ	Position/Activity
Bratel Brasil S.A.	12.956.126/0001-13	Officer

Name	CPF/CNPJ	Type of relationship of the Director with the related person	Type of Related Person	Position/Activity
Marcos Rocha de Araújo	381.665.501-72	Subordination	Indirect Controlling Company	Alternate Member of the Board of Directors
Related Person
Company	CPF/CNPJ	Position/Activity
Fundação dos Economiários Federais - FUNCEF	00.436.923/0001-90	Employee